Exhibit 99.1

BANCTRUST FINANCIAL EARNS $13.3 MILLION IN 2006

  Loan growth in the Mobile/Baldwin market exceeds 16.19% reaching $384 million in loans
  Investment in commercial banking unit strengthens market position
  Significant increase in growth of commercial & industrial portfolio lessens dependence on commercial real estate
  Year-over-year income from continuing operations increased slightly despite significant personnel investment.
  Introduced new cash management and sweep products for commercial customers and upgraded internet banking
  Net interest margin remained strong ending the fourth quarter at 4.31%.

Mobile, Alabama, January 31, 2007---- BancTrust Financial Group, Inc. (Nasdaq: BTFG) announced today that it had income from continuing operations for 2006 of $13.286 million compared to $13.277 million in 2005. Net income for 2006 was $13.286 million compared to $15.119 million in 2005, which included income after taxes of $1.842 million related to the sale of one of our subsidiary banks.

Results for the fourth quarter of 2006 show income from continuing operations of $2.245 million compared to $3.663 million reported for the fourth quarter of 2005. An increased provision to the loan loss reserve coupled with a declining net interest margin contributed to the decrease in fourth quarter earnings.

For the year to year comparison, other non-interest expense, which increased by $2.44 million or 6.7%, significantly impacted our income from continuing operations and our net income. Most of this increase is attributable to increased salary and benefit expense, increased advertising expenditures and increased accounting fees, including Sarbanes-Oxley work, tax work and audit work. The salary and benefit expense increase represents over half of the total non-interest expense increase and resulted primarily from our strategic decision to hire 13 experienced and well-regarded local bankers in our Mobile/Baldwin County market, which has already contributed to strong growth in that market. Approximately 5% of the increase in other non-interest expense is attributable to an advertising campaign designed to capitalize on market disruption following recent bank mergers affecting some of our markets. Increased accounting fees represent approximately 20% of the increase.

Total assets at December 31, 2006 were $1.353 billion compared to $1.306 billion a year ago, an increase of 3.63%. Loans increased by 1.15%, to $1.005 billion at December 31, 2006 from $993.4 million at December 31, 2005. The net interest margin decreased to 4.61% in 2006 compared to 4.80% in 2005. Deposits grew to $1.104 billion at year-end 2006 compared to $1.042 billion at year-end 2005, an increase of 5.98%. We have observed that the company's growth, most notably in our coastal markets, was significantly slowed by recent storms, particularly Hurricane Katrina.

The provision for loan losses in 2006 was $4.6 million compared to $5.7 million in 2005. The ratio of the allowance for loan losses to total loans, net of unearned income, on December 31, 2006 and 2005 was 1.63% and 1.41%, respectively. Non-performing assets at December 31, 2006 were 1.29% of total assets compared to 0.55% at December 31, 2005. Net loans charged-off as a percent of average loans for 2006 were 0.23% compared to 0.14% a year ago. The ratio of the allowance for loan losses to total non-performing loans was 100.74% at December 31, 2006 compared to 207.23% at December 31, 2005.

On January 24, 2007, the BancTrust Board of Directors declared a first quarter 2007 dividend of $0.13 per share, payable April 2, 2007 to shareholders of record as of March 16, 2007.

In 2006, we focused on investing, and expanding our presence, in several of our markets. We opened offices in the Spring Hill area of Mobile, on the western end of Panama City Beach, Florida and in DeFuniak Springs, Florida. We purchased property in Montgomery, Alabama for future expansion and we started construction on our Fairhope, Alabama office. Additionally, we purchased and renovated a building in downtown Mobile to serve as our operations center. Finally, as noted above, we hired 13 experienced and well-regarded local bankers in our Mobile/Baldwin County market, thereby enhancing our presence and effectiveness in that market.

We currently provide banking services through 21 offices in the southern half of Alabama and 10 offices throughout Northwest Florida. We are building a new office in Fairhope, Alabama that we plan to open in the fourth quarter of 2007. In addition to banking services, we provide trust, investment, insurance, brokerage and financial planning services through our affiliates BancTrust Company and BancTrust Financial Services.

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words like "expect," "may," "could," "intend," "project," "estimate," "anticipate," "should," "will," "plan," "believe," "continue," "predict," "contemplate" and similar expressions. Such forward-looking statements are based on information presently available to BancTrust's management and are subject to various risks and uncertainties, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval for any proposed acquisitions; costs or difficulties related to the integration of BancTrust's businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust's SEC reports and filings under "Cautionary Note Concerning Forward-Looking Statements" and "Risk Factors." You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended			Year Ended
	December 31,			December 31,
	2006	2005		2006	2005

EARNINGS:
Interest revenue	$22,934	$20,392		$88,188	$72,905
Interest expense	10,492	6,454		35,923	20,861

Net interest revenue	12,442	13,938		52,265	52,044

Provision for loan losses	2,012	1,237		4,594	5,725
Non-interest revenue	2,921	2,875		11,664	10,862
Securities gains (losses), net	0	0		(44)	125
Intangible amortization	187	187		749	749
Other non-interest expense	10,103	9,626		38,953	36,513
Income from continuing operations before income taxes	3,061	5,763		19,589	20,044
Income tax expense	816	2,100		6,303	6,767
Income from continuing operations	2,245	3,663		13,286	13,277

Discontinued operations
Income from discontinued operations before income taxes	0	0		0	575
Gain on sale of discontinued operations before income taxes	0	0		0	2,411
Total income from discontinued operations before income taxes	0	0		0	2,986
Income tax expense	0	0		0	1,144
Income from discontinued operations	0	0		0	1,842

Net income	$2,245	$3,663		$13,286	$15,119

Earnings per share:
From continuing operations
Basic	$0.20	$0.33		$1.19	$1.19
Diluted	0.20	0.33		1.17	1.19

From discontinued operations
Basic	$0.00	$0.00		$0.00	$0.17
Diluted	0.00	0.00		0.00	0.16

Total
Basic	$0.20	$0.33		$1.19	$1.36
Diluted	0.20	0.33		1.17	1.35

Cash dividends declared
per share	$0.13	$0.13		$0.52	$0.52

Book value per share	$12.41	$11.79		$12.41	$11.79

Common shares outstanding	11,166	11,113		11,166	11,113
Basic average shares outstanding	11,163	11,113		11,151	11,104
Diluted average shares outstanding	11,339	11,202		11,308	11,188

STATEMENT OF CONDITION:	12/31/06	12/31/05
Cash and cash equivalents	$126,646	$86,384
Securities available for sale	118,498	132,354
Loans	1,004,735	993,352
Allowance for loan losses	(16,328)	(14,013)
Intangible assets	44,947	45,754
Other assets	74,908	62,223
Total assets	$1,353,406	$1,306,054

Deposits	$1,104,129	$1,041,845
Short term borrowings	4,120	8,595
FHLB borrowings and long term debt	95,521	110,057
Other liabilities	11,113	14,518
Shareholders' equity	138,523	131,039
Total liabilities and shareholders' equity	$1,353,406	$1,306,054

	Quarter Ended			Year-to-Date
	12/31/06	12/31/05		12/31/06	12/31/05
AVERAGE BALANCES:
Total assets	$1,316,022	$1,289,257		$1,297,550	$1,270,183
Earning assets	1,162,776	1,153,119		1,151,209	1,104,062
Loans	1,004,678	995,200		999,034	952,701
Deposits	1,068,472	1,036,699		1,042,228	1,001,411
Shareholders' equity	139,634	131,032		136,343	127,459

PERFORMANCE RATIOS: YTD

Return on average assets	0.68%	1.13%	*	1.02%	1.19%	*
Return on average equity	6.38%	11.09%	*	9.74%	11.86%	*
Net interest margin (tax equivalent)	4.31%	4.89%		4.61%	4.80%
Efficiency ratio	65.81%	57.57%	*	61.36%	58.28%	*
			*Includes income from discontinued operations
ASSET QUALITY RATIOS:

Ratio of nonperforming assets to total assets				1.29%	0.55%
Ratio of allowance for loan losses to total loans, net of unearned income				1.63%	1.41%
Net loans charged-off to average loans (annualized)				0.23%	0.14%
Ratio of ending allowance to total non-performing loans				100.74%	207.23%

CAPITAL RATIOS:

Average shareholders' equity to
average total assets				10.51%	10.03%
Dividend payout ratio				43.70%	38.24%

For additional information contact: F. Michael Johnson (251) 431-7813.